As filed with the Securities and Exchange Commission on April 9, 2019

Registration No. 333-204348

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EHI CAR SERVICES LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

Unit 12/F, Building No. 5, Guosheng Center

388 Daduhe Road, Shanghai, 200062

People’s Republic of China

Tel: (86 21) 6468-7000

(Address of principal executive office and zip code)

Amended and Restated 2010 Performance Incentive Plan

2014 Performance Incentive Plan

(Full Title of the Plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(Name, address and telephone number of agent for service)

 Copies to:

Portia Ku, Esq.

Nima Amini, Esq.

Vincent Lin, Esq.

O’Melveny & Myers LLP

31st Floor, AIA Central

1 Connaught Road, Central

Hong Kong

Tel: +852 3512 2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-204348) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by eHi Car Services Limited, a company established under the laws of the Cayman Islands (the “Registrant”), and became effective on May 21, 2015. Under the Registration Statement, a total of 10,570,725 Class A common shares of the Registrant, par value $0.001 per share (the “Class A Shares”) were registered for issuance upon exercise of options and other rights granted or to be granted pursuant to the Registrant’s Amended and Restated 2010 Performance Incentive Plan and the 2014 Performance Incentive Plan (as amended, collectively, the “Share Incentive Plans”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued securities previously registered under the Registration Statement and issuable under the Share Incentive Plans.

On February 18, 2019, the Registrant entered into an Amended and Restated Agreement and Plan of Merger with Teamsport Parent Limited (“Parent”) and Teamsport Bidco Limited (“Merger Sub”), a wholly-owned subsidiary of Parent (the “Merger Agreement”). On April 8, 2019, at an extraordinary general meeting, the shareholders of the Registrant voted to adopt the Merger Agreement and the transactions as contemplated thereby.

On April 9, 2019 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company and a wholly owned subsidiary of Parent. Upon the completion of the Merger, all outstanding Class A Shares (except certain Class A Shares held by Parent which continue to exist without interruption and represent one validly issued, fully paid and non-assessable ordinary share of the surviving company without any payment) and American Depositary Shares of the Registrant and all outstanding and unexercised options to purchase Class A Shares and all outstanding restricted shares under the Share Incentive Plans were cancelled.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, the People’s Republic of China on April 9, 2019.

eHi Car Services Limited

By:	/s/ Colin Chitnim Sung
Name:	Colin Chitnim Sung
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No.1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ray Ruiping Zhang	Sole Director and Chief Executive Officer	April 9, 2019
Ray Ruiping Zhang	(principal executive officer)

/s/ Colin Chitnim Sung	Chief Financial Officer	April 9, 2019
Colin Chitnim Sung	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Post-Effective Amendment No.1 to the Registration Statement in Newark, Delaware on April 9, 2019.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director